Exhibit 99.1
October 10, 2007
Contact: Yvonne Gill
570-724-0247
yvonneg@cnbankpa.com
C&N ANNOUNCES THIRD QUARTER 2007 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
     WELLSBORO, PA — Citizens & Northern Corporation announced its unaudited, consolidated financial results for the nine-month and three-month periods ended September 30, 2007. Net Income was $7,242,000 in the first nine months of 2007, down 22.1% from the first nine months of 2006. Net Income Per Share was $0.84 (Basic and Diluted) in the first nine months of 2007, down 24.3% from Net Income Per Share of $1.11 (Basic and Diluted) in the first nine months of 2006. Return on average assets was 0.83% in the first nine months of 2007 and 1.09% in the first nine months of 2006. Return on average equity was 7.03% in the nine months ended September 30, 2007 and 9.45% in the nine months ended September 30, 2006. Cash dividends declared were $0.72 per share in both 2007 and 2006.
     Earnings for the first nine months of 2007 were impacted by a loss (net of tax) on mortgage-backed securities of $1,352,000. These securities were classified as other-than-temporarily impaired in the second quarter 2007, and written down through earnings by $1,175,000, net of tax. The securities were sold in July 2007, with a further loss of $177,000 (net of tax) realized in the third quarter. The impact per share of the loss from these securities, excluding the positive effect of investing the sale proceeds at higher yields, was $0.16 (Basic and Diluted) for the first nine months of 2007.
     C&N’s acquisition of Citizens Bancorp, Inc., which became effective May 1, 2007, contributed significantly to the growth levels reported in the following unaudited financial ratios:
•	Total assets amounted to $1,195,031,000 as of September 30, 2007, up 6.2% from September 30, 2006.

•	Net loans increased 10.3%, to $737,408,000 at September 30, 2007 from $668,348,000 at September 30, 2006.

•	Total deposits and repo sweep accounts increased 10.6%, to $867,218,000 at September 30, 2007 from $784,001,000 at September 30, 2006.

•	Assets under management by C&N’s Trust and Financial Management Group increased 38.1%, to $682,428,000 at September 30, 2007 from $494,234,000 at September 30, 2006.

•	Tangible Equity/Tangible Assets Ratio was 10.73% at September 30, 2007.
     The net interest margin increased $1,441,000, or 5.7%, in the nine months ended September 30, 2007 as compared to the first nine months of 2006. Much of the increase in the net interest margin between years occurred in the third quarter, as the net interest margin for the third quarter 2007 was $1,188,000 higher than for the third quarter 2006. Factors contributing to recent improvements in the net interest margin include: (1) the acquisition of Citizens Trust Company, which resulted in increased interest and fees on loans, and provided funding to help pay off borrowings, (2) a change in the shape of the yield curve, which has become slightly positive after remaining flat or inverted throughout 2006 and the first half of 2007, thus allowing C&N a few opportunities to earn a positive spread from borrowing and investing activities, and (3) the increase in yield on the investment portfolio resulting from the restructuring described above.
     Noninterest revenue increased $1,684,000 (28.4%) in the nine months ended September 30, 2007 over the first nine months of 2006. Trust and Financial Management revenue increased $722,000 (40.5%). Other significant increases in noninterest revenue included: service charges on deposits, which increased $301,000 and increases totaling $472,000 for other services and revenue items, including letter of credit, debit card, credit card (as a third party agent), ATM, gain from sale of a restricted stock and grant revenue related to training activities.
     Net realized losses (pre-tax) from sales of securities amounted to $79,000 in the first nine months of 2007, as compared to pre-tax securities gains of $4,250,000 in the first nine months of 2006. Excluding the $2,048,000 pre-tax loss on impaired securities described above, securities gains for the nine months ended September 30, 2007, totaled $1,969,000, down $2,281,000 from the first nine months of 2006. Most of the gains realized in both periods were from sales of bank stocks.
     Noninterest expense increased $1,668,000 (7.1%) in the nine months ended September 30, 2007 as compared to the same period in 2006. The increase in expenses reflects the addition of Citizens Trust Company. Also, professional fees totaling $221,000 have been incurred in 2007 related to the computer core system conversions of the New York State (First State Bank) and Citizens Trust Company operations.
     The income tax provision decreased $560,000, to $1,695,000 in the nine months ended September 30, 2007 from $2,255,000 in the first nine months of 2006, as a result of lower pre-tax earnings.

THIRD QUARTER 2007:
     Net Income in the third quarter 2007 was $2,848,000, down $425,000 (13.0%) from the third quarter 2006. Third quarter 2007 Net Income was $912,000 (47.1%) higher than second quarter 2007. Net Income Per Share (Basic and Diluted) was $0.32 in the third quarter 2007, as compared to $0.39 (Basic and Diluted) in the third quarter 2006, and $0.22 (Basic and Diluted) in the second quarter 2007. Net realized losses (pre-tax) from sales of securities amounted to $68,000 in the third quarter 2007, as compared to pre-tax securities gains of $1,602,000 in the third quarter 2006. Third quarter 2007 earnings were positively affected by improvements in the net interest margin and increases in noninterest revenue, as referred to in the discussion of year-to-date results above. In addition to securities losses, third quarter earnings were negatively affected by one time costs totaling $427,000, including professional fees associated with computer conversions and a loss on the disposition of telephone equipment.
     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania, and through the Citizens Trust Company locations in Coudersport, Emporium and Port Allegany. Citizens Trust Company can be found on the worldwide web at www.citizenstrustcompany.com. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

     Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated acquisition related operational efficiencies, the ability to enhance revenues through improved investment performance, increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in Citizens & Northern’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from Citizens & Northern in hard copy or online at www.sec.gov). Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.